FRANKLIN TAX-FREE TRUST

                            CERTIFICATE OF SECRETARY



      I, Deborah R. Gatzek, Secretary of Franklin Tax-Free Trust (the "Trust"), a business trust organized under the laws of the State of Massachusetts, do hereby certify that the following preambles and resolutions were adopted by a majority of the trustees present at a meeting held at the offices of the Trust at 777 Mariners Island Boulevard, San Mateo, California, on September 13, 1994.

      WHEREAS, the Board of Trustees of the Trust has reviewed the information provided by Advisers and Distributors relating to the establishment of a Multiple Class Distribution System and in the exercise of reasonable business judgment, has concluded that it is in the best interest of the Trust to establish a Multiple Class Distribution System for the present and future series of the Trust;

      NOW THEREFORE BE IT RESOLVED, that the establishment of a Multiple Class Distribution System for the Trust is hereby approved in principle; and

      FURTHER RESOLVED, that the proper officers of the Trust are hereby authorized and directed to prepare, execute and file, with the assistance of counsel, an Application with the U.S. Securities and Exchange Commission for an Order of Exemption from Sections 2(a)(32), 2(a)35, 18(f), 18(g), 18(i), 22(c) and 22(d) of the Investment Company Act of 1940, as amended, and Rule 22c-1 thereunder, to permit the Trust to establish two or more classes or sub-classes of shares within each existing or future series of the Trust, and to do any and all things necessary to accomplish the same, including the filing of any and all amendments thereto, the retention of a qualified expert and the payment of such fees and expenses as may be required; and

      FURTHER RESOLVED, that the proper officers of the Trust are authorized and directed to prepare, execute and file a request for a private letter ruling with the Internal Revenue Service with respect to the addition of a second class of shares as further described at this meeting; and

      WHEREAS, the Board of Trustees has determined that the approval of the shareholders of the Trust is not required by the Investment Company Act of 1940, as amended, or other applicable law in order to amend Section 1 of
      Article III of the Agreement and Declaration of Trust of the Trust, it is

      RESOLVED, that Article III, Section 1 of the Agreement and Declaration of Trust of the Trust, be, and hereby is, amended by deleting in its entirety the Section of the Agreement and Declaration of Trust entitled "SECTION 1. DIVISION OF BENEFICIAL INTEREST." and replacing such Section of Article III with the following:

         "SECTION 1. DIVISION OF BENEFICIAL INTEREST. The beneficial interest in the Trust shall at all times be divided into an unlimited number of Shares, without par value. The Trustees may authorize the division of the Shares into separate Series and the division of Series into separate classes or sub-series of Shares (subject to any applicable rule, regulation or order of the Commission or other applicable law or regulation). The different Series and classes shall be established and designated and shall have such preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other characteristics as the Trustees may determine.

         Notwithstanding the provisions of Section 6(d) of this Article III or any other provision of this Agreement and Declaration of Trust, if any matter submitted to shareholders for a vote affects only the interests of one class of a Series then only such affected class shall be entitled to vote on the matter. Each Share of a Series shall have equal rights with each other Share of that Series with respect to the assets of the Trust pertaining to that Series. Notwithstanding any other provision of this Agreement and Declaration of Trust, the dividends payable to the holders of any Series (or class) (subject to any applicable rule, regulation or order of the Commission or any other applicable law or regulation) shall be determined by the Trustees and need not be individually declared, but may be declared and paid in accordance with a formula adopted by the Trustees. Except as otherwise provided herein, all references in this Agreement and Declaration of Trust to Shares or Series of Shares shall apply without discrimination to the Shares of each Series.

         Shareholders shall have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust or any Series or class. The Trustees may from time to time divide or combine the Shares of any particular Series or class into a greater or lesser number of Shares of that Series or class without thereby changing the proportionate beneficial interest of the Shares of that Series or class in the assets belonging to that Series or class or in any way affecting the rights of Shares of any other Series or class."; and

      FURTHER RESOLVED, that the form of the Certificate of Amendment of Agreement and Declaration of Trust of the Trust, which includes the text of the amendment authorizing the establishment of multiple classes, is hereby approved in the form presented, with such changes as the officers, in consultation with counsel, shall deem necessary, and are found to be in the best interests of the shareholders; and

      FURTHER RESOLVED, that the appropriate officers of the Trust be, and hereby are, authorized to file a Certificate of Amendment of Agreement and Declaration of Trust relating to the foregoing amendment with the Office of the Secretary of State of the Commonwealth of Massachusetts; and

      FURTHER RESOLVED, that a second class of shares of the Proposed Class II Series of the Trust is hereby established and designated as "Class II" shares of such Proposed Class II Series of the Trust as distinguished from the currently authorized shares of the Proposed Class II Series of the Trust which shall heretofore be referred to as "Class I" shares, and an unlimited number of shares are hereby classified and allocated to such Class II shares of the Proposed Class II Series of the Trust; and

      FURTHER RESOLVED, that each Class II share shall have the rights and limitations as set forth in the governing instrument of the Trust, except that dividends paid on the Class II shares of the Proposed Class II Series of the Trust shall reflect reductions for payments of fees under the Trust's distribution plan relating to the Class II shares adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Plan") and, provided further, that only the Class II shares shall be entitled to vote upon or with respect to any matter relating to or arising from the Plan relating to such class; and

      FURTHER RESOLVED, that the Board of Trustees hereby determines that there is a reasonable likelihood that the proposed Rule 12b-1 Plan for Class II shares will benefit the Trust, and each of the Proposed Class II Series and its shareholders and, consequently, hereby approves the proposed Rule 12b-1 Plan relating to the Class II shares; and

      FURTHER RESOLVED, that the form of Administration and Service Agreement, which provides for the payment of administrative and servicing fees to brokers and others in accordance with the provisions of the proposed Rule 12b-1 Plan, as presented to this meeting is hereby approved; and

      FURTHER RESOLVED, that the Proposed Class II Series shall make an initial non-public offering of its Class II shares to Franklin Resources, Inc., at net asset value, for a purchase price which may equal or exceed the minimum investment required for the Trust; and

      FURTHER RESOLVED, that the officers are authorized to present the proposed Rule 12b-1 Plan relating to Class II of the Proposed Class II Series of the Trust to the sole initial shareholder of Class II of the Proposed Class II Series of the Trust for approval in advance of the commencement of the public offering of shares of Class II; and

      FURTHER RESOLVED, that the officers are authorized to make any necessary revisions to the Trust's existing Distribution Agreement with Franklin/Templeton Distributors, Inc. to reflect the addition of a second class of shares of the Proposed Class II Series of the Trust and to present such revised Distribution Agreement to the trustees for approval at the next meeting at which the annual review of the Distribution Agreement will take place; and

      FURTHER RESOLVED, that the proper officers are authorized to take whatever actions are necessary to revise the Trust's registration statement to reflect the creation of the Class II shares of the Proposed Class II Series; and

      FURTHER RESOLVED, that it is desirable and in the best interest of this Trust that its securities be qualified or registered for sale in various states; that the President, any Vice President or any Assistant Vice President and the Secretary or any Assistant Secretary hereby are authorized to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of the securities of this Trust, including the Class II shares of the Proposed Class II Series of the Trust, as said officers may deem advisable; that said officers are hereby authorized to perform on behalf of this Trust any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such states, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and the execution by such officers of any such papers or documents or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from this Trust and the approval and ratification by this Trust of the papers and documents so executed and the action so taken; and

      FURTHER RESOLVED, that the proper officers of the Trust are hereby authorized to take such additional actions necessary to implement the above resolutions.

      IN WITNESS WHEREOF, I have subscribed my name this 31ST day of August
      1999.


                                          /S/ DEBORAH R. GATZEK
                                          Deborah R. Gatzek
                                          Secretary